EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 06/16/06
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-0.07%	-3.23%	9.44%
Class B Units	-0.09%	-3.27%	9.01%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED JUNE 16, 2006

The Grant Park Futures Fund experienced a virtually flat trading week, with losses slightly outpacing gains. Setbacks came mainly from positions in the metals and energies; gains came primarily from the domestic interest rate sector.

Long positions in the metals sector reported losses as prices for base and precious metals fell for the week. Copper and nickel prices in London fell as analysts suggested that the sell-off in raw materials may be an indication that investors are concerned that any further inflationary pressure could force the U.S. Federal Reserve to further tighten short-term interest rates. Commentators, suggesting that investors are concerned that the U.S. central bankers might go too far in trying to keep prices down, said that the Fed’s objective to keep on top of inflation might result in a slowing of U.S. economic growth. Long positions in the gold market also reported losses as the precious metal fell below $600 per ounce during its single biggest one day drop in 15 years. The August contract on COMEX fell $31.10 by Friday afternoon, closing the week at $581.70 per ounce.

Long positions in the energy sector sustained losses as crude oil prices fell during the week. Analysts said that the aforementioned concerns regarding inflation worried investors in the energy sector and that the possibility of a slowdown in economic growth might lessen the demand for fuel. Prices also fell on the news that Tropical Storm Alberto, the season’s first Atlantic storm, had weakened along a route that would bypass U.S. petroleum installations. Long positions in crude oil, gasoline and heating oil experienced the largest setbacks.

Lastly, short positions in the U.S. financial products resulted in gains to positions in the interest rate sector. Prices for the Eurodollar contract on the Chicago Mercantile Exchange were lower by the end of the week as analysts suggested that while investors have already “priced in” an interest rate increase by the FOMC at the end of June, they are also speculating that the central bankers will further tighten rates when they meet at the end of August. Short positions in the March ’07 Eurodollar contract benefited as that contract closed 17.5 basis points lower for the week.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com